NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                              Vice President-Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                            Phone:  716-689-5550
                                                        karen.howard@cmworks.com





              COLUMBUS MCKINNON REPORTS CONTINUED MARGIN EXPANSION, DEBT REDUCTION AND EARNINGS GROWTH IN FISCAL 2008 FIRST QUARTER

     o    ACHIEVES CONSOLIDATED OPERATING LEVERAGE OF 34%

     o    GROSS MARGIN IMPROVES 80 BASIS POINTS TO 29.6%

     o PRODUCTS SEGMENT OPERATING MARGIN EXPANDS 70 BASIS POINTS TO 13.8% ON 6.7% REVENUE GROWTH

     o DEBT, NET OF CASH, AT 30.8% OF TOTAL CAPITALIZATION ON JULY 1, 2007 COMPARED WITH 43.2% A YEAR AGO

     o DILUTED EPS OF $0.50, UP 11.1% ON A PRO FORMA BASIS EXCLUDING FISCAL 2007 UNUSUAL ITEMS

AMHERST, N.Y., July 24, 2007 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2008 first quarter that ended on July 1, 2007. Gross margin improved 80 basis points to 29.6% compared with 28.8% in the first quarter of fiscal 2007 on a 1.0% increase in net sales to $148.1 million. Strong performance in the Company's Products segment, representing 92.3% of total revenue, included sales growth of 6.7%, and operating margin expansion of 70 basis points, more than offsetting declines in sales and profits in its Solutions segment. Products segment sales increased $8.6 million with significant contributions reported by both domestic and European hoist operations, while Solutions segment revenue was intentionally held back to facilitate the transition of the business model for its Univeyor business from engineered-to-order projects to a more "standard" products-oriented offering.

Timothy T. Tevens, President and Chief Executive Officer, commented, "We continue to achieve robust performance from our Products segment as it experiences strong demand for material handling products around the world, successfully penetrates new markets and benefits from continuous improvement in productivity, leveraging the higher volume. The positive effect of operating leverage from our Products segment, combined with lower interest expense, is enabling us to continue increasing Columbus McKinnon's profitability even while we restructure our Solutions business for improved performance. Consolidated operating leverage rose to 34% in the quarter, continuing a strong trend of generating significant additional profit on increased sales."

Net income for the fiscal 2008 first quarter was $9.5 million compared with fiscal 2007 first quarter net income of $5.6 million. On a per diluted share basis, first quarter fiscal 2008 net income was $0.50 compared with $0.29 in the same period last year. In last year's first quarter, the Company recorded net after-tax charges of $3.0 million, or $0.16 per diluted share, in financing costs associated with the repurchase of $38.5 million of 10% Notes. Excluding the net effect of the refinancing, fiscal 2007 first quarter pro forma net income per diluted share was $0.45.

   FY 2008/2007 Q1 RECONCILIATION OF GAAP NET INCOME TO NON-GAAP PRO FORMA NET
                                     INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
         ------------------------------------------------------ ------------------------------ ---------------------
                                                                        FY 2008 Q1                   FY 2007 Q1
         ------------------------------------------------------ ------------------------------ ---------------------
         GAAP net income                                                   $9,520                      $5,572
         ------------------------------------------------------ ------------------------------ ---------------------
         Financing costs - 2010 Notes repurchase                              ---                       4,583
         ------------------------------------------------------ ------------------------------ ---------------------
         Income tax expense                                                   ---                      (1,604)
         ------------------------------------------------------ ------------------------------ ---------------------
         Non-GAAP pro forma net income                                     $9,520   +11.3%             $8,551
         ------------------------------------------------------ ------------------------------ ---------------------
         GAAP net income per diluted share*                                 $0.50                       $0.29
         ------------------------------------------------------ ------------------------------ ---------------------
         Non-GAAP pro forma net income per diluted share*                   $0.50   +11.1%              $0.45
         ------------------------------------------------------ ------------------------------ ---------------------
     *Shares in  thousands  used in per  diluted  share  calculation:  FY08  Q1:
          19,088; FY07 Q1: 18,987

Operating income of $18.3 million for the fiscal 2008 first quarter was up from $17.8 million for the fiscal 2007 first quarter. As a percent of sales, operating income produced a 12.3% margin in the fiscal 2008 first quarter, up slightly from 12.1% in the same period last year. Losses from the Solutions segment partially offset the Products segment operating margin of 13.8%, a 70 basis point improvement over the same period last year. Operating income was also affected by higher selling expenses which increased $0.8 million, or 4.9%, reflecting marketing activities to continue the Company's European expansion strategy and to focus on U.S. specialty markets. A $0.3 million increase in restructuring charges relates to reorganization activities at Univeyor as the Company migrates this business to a more standard products-oriented focus, less dependent on its more volatile and risk-oriented systems business.

Mr. Tevens continued, "We are continuing to invest resources in Europe, Asia, and Latin America to expand our revenues in these regions and diversify our revenues into new geographic regions, thereby reducing revenue risk. We are also focused on gaining greater market penetration in specialty domestic markets such as commercial and road construction, and a variety of energy-related industries. As a result of these efforts and the continued strong industrial economy in our important markets of interest, we believe we can sustain our expected Products segment growth rate in the mid single-digit range for the foreseeable future."

As a result of reduced debt levels, interest and debt expense for the first quarter of fiscal 2008 was down $0.3 million, or 7.4%, compared with the prior year's quarter and reflects the Company's efforts to strengthen its capital structure by eliminating or efficiently refinancing higher cost debt.

Debt, net of cash at July 1, 2007, was $112.8 million, or 30.8% of total capitalization, a $10.6 million reduction from $123.4 million, or 33.8% of total capitalization, at the end of last quarter and a reduction of $50.7 million from $163.5 million, or 43.2% of total capitalization, a year ago. At the end of the fiscal 2008 first quarter, funded debt was $174.7 million, or 40.8% of total capitalization, a $2.6 million increase from $172.1 million, or 41.6% of total capitalization, at the end of last quarter and a reduction of $8.7 million from $183.4 million, or 46.1% of total capitalization a year ago. The Company's availability on its line of credit with its bank group at July 1, 2007 was $64.8 million. On June 25, 2007, the Company called for redemption of the remaining $22.1 million of its outstanding 10% Senior Secured Notes Due 2010, with a redemption date of August 1, 2007. The Company intends to redeem the Notes using available cash. Further, on June 29, 2007, the Company announced proceeds of approximately $4.8 million from the sale of its facility in Charlotte, North Carolina, which will be applied to further reduce debt during its fiscal 2008 second quarter which ends on September 30, 2007. In conjunction with the building sale, the Company will lease back a portion of the property, with $3.5 million recorded as a capital lease debt obligation in June.

Capital expenditures for the first quarter of fiscal 2008 were $2.6 million compared with $1.9 million for the same period in fiscal 2007. Capital spending is focused on new product development and the purchase of productivity-enhancing equipment along with normal maintenance items. The Company anticipates capital spending to be approximately $11 to $12 million in fiscal 2008.

PRODUCTS SEGMENT
----------------

Products segment sales for the first quarter of fiscal 2008 increased 6.7% compared with last year's first quarter and represented 92.3% of consolidated net sales. The fluctuation compared with the year-ago quarter is summarized as follows, in millions:

         Increased volume                     $   9.2            7.1%

         Increased pricing                        0.6            0.5%

         Foreign currency translation             1.5            1.2%

         Divested business *                     (2.7)          (2.1%)
                                              --------          ------

         Total                                $   8.6            6.7%
                                              ========          ======

     * Divested business is Larco Industrial Services, Ltd., sale announced March 5, 2007

Gross margin for this segment was 30.8%, consistent with last year's first quarter. Income from operations, as a percent of sales, was 13.8% for this period, up from 13.1% in the fiscal 2007 first quarter.

Backlog stood at $63.0 million at the end of the quarter compared with backlog of $58.4 million and $53.2 million at the end of the fiscal 2007 first quarter and fiscal 2007 fourth quarter, respectively. The time to convert the majority of Products segment backlog to sales averages from a few days to a few weeks, and backlog for this segment normally represents four to five weeks of shipments, although backlog at July 1 represented approximately six weeks of shipments. This increase was primarily driven by longer lead-time orders for more capital-type equipment such as cranes.

SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $11.3 million in the fiscal 2008 first quarter, down 38.9%, from sales of $18.6 million in the same period last year. Gross margin was 15.8% compared with 15.4% last year. Restructuring charges of $0.3 million contributed to the loss from operations of $0.6 million during the current period compared with income from operations of $1.0 million during the first quarter of fiscal 2007.

Continued weak performance by the Company's European material handling systems business, Univeyor, which represented approximately 59% of this segment's quarterly sales, and overall contributed approximately 5% to consolidated net sales, resulted from performance issues to complete some remaining problem projects, restructuring costs and the decision to reduce certain new project work. Restructuring activities are focused on measurably reducing costs and changing Univeyor's business model to increase its focus on offering products as packaged solutions rather than engineered-to-order systems. This change is expected to reduce the volatility of this unit's performance and improve its return on invested capital.

"We believe we have made some progress on the realignment and restructuring of the Univeyor business. We also continue to evaluate strategic options in order to accelerate the resolution. By calendar year end, we expect to resolve this issue," Mr. Tevens stated.

Backlog for the Solutions segment at July 1, 2007 was $8.5 million, down from backlog of $11.4 million at the end of the fiscal 2007 first quarter and $9.6 million at the end of the fiscal 2007 fourth quarter. For this segment, the average cycle time for backlog to convert to sales generally ranges from one to six months.

SUMMARY
-------

Mr. Tevens noted, "Products segment bookings in the first quarter continued at a solid pace, up in the mid single-digits range over last year. We are having measurable success with our efforts in Europe and see continued opportunity in this market. We are challenging ourselves to continue to expand margins and cash generation by improving order-to-delivery cycle times and inventory turns. Our objective is to drive our previously stated operating leverage goal of 20% - 30% sustainably to the high end of the range, and on a longer-term basis achieve working capital as a percent of sales in the mid-teens. As to our balance sheet, during our fiscal second quarter we will redeem the remaining $22.1 million of our outstanding 10% Notes which should effectively result in a funded debt to total capitalization ratio of approximately 38.3% and reduce interest expense by $2.2 million per year. This action will also move us closer to our goal of 30% funded debt to total capitalization."

He concluded, "Growth beyond our organic efforts will be dependent upon acquisitions. We are focused on finding businesses that provide us greater geographic and market diversity, complement our product lines and will benefit from our broad channel reach. Over the long term, we see Columbus McKinnon emerging as the global champion in material handling products that lift, position and secure materials easily and safely."

ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.
----------------------

TELECONFERENCE/WEBCAST
----------------------

A teleconference and webcast have been scheduled for July 24, 2007 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until July 31, 2007 by dialing 1-800-385-2289. Alternatively, you may access an archive of the call until October 23, 2007 on Columbus McKinnon's web site at: HTTP://WWW.CMWORKS.COM/INVREL/PRESENTATION.ASP.
    ----------------------------------------------

SAFE HARBOR STATEMENT
---------------------

THIS NEWS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, THE ABILITY TO EXPAND INTO NEW MARKETS AND GEOGRAPHIC REGIONS, THE SUCCESS IN ACQUIRING NEW BUSINESS, THE SPEED AT
WHICH SHIPMENTS IMPROVE, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.


TABLES FOLLOW.


                          COLUMBUS MCKINNON CORPORATION
                    CONDENSED CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                  THREE MONTHS ENDED
                                                                  ------------------
                                                          JULY 1, 2007        JULY 2, 2006           CHANGE
                                                          ------------        ------------           ------

NET SALES                                                  $  148,110          $  146,694              1.0%
Cost of products sold                                         104,222             104,411             -0.2%
                                                          --------------------------------
Gross profit                                                   43,888              42,283              3.8%
   Gross profit margin                                           29.6 %              28.8 %
Selling expense                                                16,121              15,367              4.9%
General and administrative expense                              9,196               9,089              1.2%
Restructuring charges                                             276                   4           6800.0%
Amortization                                                       28                  43            -34.9%
                                                          --------------------------------
INCOME FROM OPERATIONS                                         18,267              17,780              2.7%
                                                          --------------------------------
Interest and debt expense                                       4,178               4,512             -7.4%
Cost of bond redemptions                                            -               4,583           -100.0%
Investment income                                                (294)               (474)           -38.0%
Other income                                                     (954)               (539)            77.0%
                                                          --------------------------------
Income from continuing operations before income tax
expense                                                        15,337               9,698             58.1%
Income tax expense                                              5,956               4,265             39.6%
                                                          --------------------------------
Income from continuing operations                               9,381               5,433             72.7%
Income from discontinued operations                               139                 139              0.0%
                                                          --------------------------------
NET INCOME                                                 $    9,520          $    5,572             70.9%
                                                          ================================

Average basic shares outstanding                               18,638              18,431              1.1%
Basic income per share:
   Continuing operations                                   $     0.50          $     0.29             72.4%
   Discontinued operations                                       0.01                0.01
                                                          --------------------------------
   Net income                                              $     0.51          $     0.30             70.0%
                                                          ================================

Average diluted shares outstanding                             19,088              18,987              0.5%
Diluted income per share:
   Continuing operations                                   $     0.49          $     0.28             75.0%

   Discontinued operations                                       0.01                0.01
                                                          --------------------------------
   Net income                                              $     0.50          $     0.29             72.4%
                                                          ================================

                          COLUMBUS MCKINNON CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                                JULY 1, 2007      MARCH 31, 2007
                                                ------------      --------------
ASSETS
Current assets:
   Cash and cash equivalents                     $  61,898          $  48,655
   Trade accounts receivable                       105,136             97,269
   Unbilled revenues                                 7,935             15,050
   Inventories                                      85,164             77,179
   Prepaid expenses                                 17,741             18,029
                                                -------------------------------
     Total current assets                          277,874            256,182
                                                -------------------------------

Net property, plant, and equipment                  55,265             55,231
Goodwill and other intangibles, net                186,044            185,903
Marketable securities                               28,808             28,920
Deferred taxes on income                            28,841             34,460
Other assets                                         4,845              4,942
                                                -------------------------------
TOTAL ASSETS                                     $ 581,677          $ 565,638
                                                ===============================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                        $   8,712          $   9,598
   Trade accounts payable                           37,624             35,896
   Accrued liabilities                              53,203             52,344
   Restructuring reserve                                49                599
   Current portion of long-term debt                   481                297
                                                -------------------------------
Total current liabilities                          100,069             98,734
                                                -------------------------------

Senior debt, less current portion                   29,514             26,168
Subordinated debt                                  136,000            136,000
Other non-current liabilities                       62,833             63,411
                                                -------------------------------
Total liabilities                                  328,416            324,313
                                                -------------------------------

Shareholders' equity:
   Common stock                                        189                188
   Additional paid-in capital                      175,519            174,654
   Retained earnings                                94,571             85,237
   ESOP debt guarantee                              (3,275)            (3,417)
   Accumulated other comprehensive loss            (13,743)           (15,337)
                                                -------------------------------
Total shareholders' equity                         253,261            241,325
                                                -------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $ 581,677          $ 565,638
                                                ===============================


                          COLUMBUS MCKINNON CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
                                                                            THREE MONTHS ENDED
                                                                            ------------------
                                                                   JULY 1, 2007         JULY 2, 2006
                                                                   ------------         ------------
OPERATING ACTIVITIES:
Income from continuing operations                                   $   9,381            $   5,433
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
   Depreciation and amortization                                        2,209                2,105
   Deferred income taxes                                                5,619                2,235
   Gain on divestitures                                                     -                 (371)
   Gain on sale of investments/real estate                               (325)                   -
   Loss on early retirement of bonds                                        -                3,780
   Stock option expense                                                   195                  798
   Amortization/write-off of deferred financing costs                     163                  980
   Changes in operating assets and liabilities:
      Trade accounts receivable                                        (7,377)                (921)
      Unbilled revenues and excess billings                             7,296               (3,528)
      Inventories                                                      (7,642)              (5,608)
      Prepaid expenses                                                    308               (1,925)
      Other assets                                                       (118)                (248)
      Trade accounts payable                                            1,605                3,570
      Accrued and non-current liabilities                              (1,653)              (1,511)
                                                                   ---------------------------------
Net cash provided by operating activities                               9,661                4,789
                                                                   ---------------------------------

INVESTING ACTIVITIES:
Sale of marketable securities, net                                        113                   47
Capital expenditures                                                   (2,553)              (1,903)
Proceeds from sale of property                                          5,454                    -
Proceeds from discontinued operations note receivable                     139                  139
                                                                   ---------------------------------
Net cash provided by (used in) investing activities                     3,153               (1,717)
                                                                   ---------------------------------

FINANCING ACTIVITIES:
Proceeds from stock options exercised                                     569                1,725
Net (repayments) borrowings under revolving
line-of-credit agreements                                              (1,034)              11,843
Repayment of debt                                                         (56)             (42,302)
Deferred financing costs incurred                                           -                 (325)
Tax benefit from exercise of stock options                                  -                    -
Other                                                                     142                  145
                                                                   ---------------------------------
Net cash used by financing activities                                    (379)             (28,914)
                                                                   ---------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                   805                  171
                                                                   ---------------------------------
Net change in cash and cash equivalents                                13,240              (25,671)
Cash and cash equivalents at beginning of year                         48,655               45,598
                                                                   ---------------------------------
Cash and cash equivalents at end of period                          $  61,895            $  19,927
                                                                   =================================




                          COLUMBUS MCKINNON CORPORATION
                              BUSINESS SEGMENT DATA

(IN THOUSANDS, EXCEPT PERCENTAGE DATA)

                                    QUARTER ENDED JULY 1,       QUARTER ENDED JULY 2,
                                            2007                        2006               % CHANGE
                                   ------------------------    -----------------------    ------------

PRODUCTS
Net sales                                $  136,766                 $  128,139                 6.7%
Gross profit                                 42,099                     39,417                 6.8%
   MARGIN                                      30.8  %                    30.8  %
Income from operations                       18,871                     16,809                12.3%
   MARGIN                                      13.8  %                    13.1  %

SOLUTIONS
Net sales                                $   11,344                 $   18,555               -38.9%
Gross profit                                  1,789                      2,866               -37.6%
   MARGIN                                      15.8  %                    15.4  %
Income from operations                         (604)                       971              -162.2%
   MARGIN                                      (5.3) %                     5.2  %

CONSOLIDATED
Net sales                                $  148,110                 $  146,694                 1.0%
Gross profit                                 43,888                     42,283                 3.8%
   MARGIN                                      29.6  %                    28.8  %
Income from operations                       18,267                     17,780                 2.7%
   MARGIN                                      12.3  %                    12.1  %





                          COLUMBUS MCKINNON CORPORATION
                                 ADDITIONAL DATA
                                                         JULY 1, 2007            JULY 2, 2006            MARCH 31, 2007
                                                         ------------            ------------            --------------

BACKLOG (IN MILLIONS)

   Products segment                                      $    63.0               $    58.4               $    53.2
   Solutions segment                                     $     8.5               $    11.4               $     9.6

TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                                     64.6  days              60.6  days              56.4  days

INVENTORY TURNS PER YEAR
   (based on cost of products sold)                            4.9  turns              5.2  turns              5.8  turns
DAYS' INVENTORY                                               74.6  days              70.8  days              62.8  days

TRADE ACCOUNTS PAYABLE
   days payables outstanding                                  32.9  days              38.1  days              29.1  days

WORKING CAPITAL AS A % OF SALES                               21.2  %                 19.4  %                 20.1  %

DEBT TO TOTAL CAPITALIZATION PERCENTAGE                       40.8  %                 46.1  %                 41.6  %
DEBT, NET OF CASH, TO TOTAL CAPITALIZATION                    30.8  %                 43.2  %                 33.8  %






                                      SHIPPING DAYS BY QUARTER

                             Q1         Q2         Q3         Q4         TOTAL
                             --         --         --         --         -----

                FY08         63         63         60         63          249

                FY07         63         63         59         64          249



                                       ###


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